EXHIBIT 99

Digi International Reports Fiscal Second Quarter 2004 Results
and Authorizes Stock Buyback

Exceeds Revenue and Meets High End of Earnings Per Share Guidance
Provides Improved Revenue and Earnings Per Share Guidance for the Year

(Minneapolis, April 15, 2004) - Digi International® Inc. (NASDAQ: DGII) today reported revenue of $27.3 million for the second fiscal quarter of 2004, compared to $25.5 million for the second fiscal quarter of 2003, an increase of $1.8 million, or 7.2%. Revenue for the quarter exceeded the upper end of management’s previously announced guidance of $25.5 — $26.5 million.

Device Networking Solutions products, which include NetSilicon and the device server product lines, contributed $9.1 million in revenue in the second quarter of fiscal 2004, compared to $8.2 million in the second quarter of fiscal 2003, an increase of $0.9 million, or 10.3%. Revenue from Connectivity Solutions products was $18.2 million in the second fiscal quarter of 2004, compared to $17.3 million in the second quarter of fiscal 2003, an increase of $0.9 million, or 5.7%.

The gross margin in the fiscal second quarter of 2004 was 60.5% compared to 59.6% in the fiscal second quarter of 2003. The increase in 2004 is due primarily to an emphasis on cost reductions in certain product lines and favorable product mix.

Total operating expenses in the fiscal second quarter of 2004 were $14.1 million, or 51.6% of net sales, compared to $13.7 million or 53.7% of net sales, in the fiscal second quarter of 2003, primarily due to increased variable selling and other variable operating expenses directly related to the increase in revenue.

Operating income in the fiscal second quarter of 2004 was $2.4 million, or 8.9% of net sales, compared to $1.5 million, or 5.9% of net sales in the second quarter of fiscal 2003.

Digi reported net income of $1.7 million for the second fiscal quarter of 2004, or $0.08 per diluted share, which met the high end of management’s guidance of $0.06 - $0.08. Net income during the second fiscal quarter of 2003 was $2.5 million, or $0.12 per diluted share. Earnings per diluted share for the second quarter of fiscal 2003 included a $1.4 million, or $0.07 per diluted share beneficial impact of reversing an income tax valuation reserve related to foreign net operating loss carryforwards.

Digi International Reports Second Quarter Fiscal 2004 Results - Page 2

For the six months ended March 31, 2004, Digi reported net income of $3.4 million, or $0.16 per diluted share, compared to a net loss of $40.3 million, or $(1.86) per diluted share, for the six months ended March 31, 2003. In the first quarter of fiscal 2003, Digi adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) and recorded a non-cash goodwill impairment charge of $43.9 million as a change in accounting principle. Income before the cumulative effect of accounting change was $3.6 million, or $0.16 per diluted share. Earnings per diluted share for the six months ended March 31, 2003 also included a $1.4 million, or $0.07 per diluted share beneficial impact of reversing an income tax valuation reserve related to foreign net operating loss carryforwards.

Digi has no short-term or long-term bank debt. Digi’s cash and cash equivalents and marketable securities balance at the end of the quarter was $68.1 million, an increase of $7.4 million from the end of the prior quarter. Days sales outstanding (DSO) was at 31 days for the fiscal second quarter of 2004, compared to 30 days in the previous quarter. Digi’s cash per share at March 31, 2004, defined as cash and cash equivalents and marketable securities divided by shares outstanding as of March 31, 2004 of 21,362,297, was $3.19. Tangible book value per share at March 31, 2004, defined as stockholders’ equity less net identifiable intangible assets and goodwill divided by shares outstanding as of March 31, 2004 of 21,362,297, was $4.47. “Digi’s balance sheet remains strong,” said S. (Kris) Krishnan, Senior Vice President and Chief Financial Officer.

“I am pleased with our strong performance in the quarter,” said Joe Dunsmore, Chairman, President and CEO of Digi. “We continue to strengthen our value proposition of making device networking easy by introducing new products and technologies that provide a growing level of communications intelligence and improve customers’ time to market.”

Highlights of the quarter

•	Digi introduced the industry’s first Wi-Fi and wired Interchangeable 32-bit embedded modules to support wired and wireless networking, including Radio Frequency Identification (RFID) applications.

•	NetSilicon released its NS9775 and NS9750 microprocessors to full production supported by the NET+Works Development tools and software suite.

•	NetSilicon partnered with FS Forth-Systeme for development of Windows CE .NET and Linux software developers kits for NetSilicon’s NS9750 NET+ARM processor to extend the reach of Net+Arm solutions to new markets.

•	NetSilicon partnered with Aicas to provide JVM technology for embedded devices to make aftermarket customization easier for the embedded engineer.

•	Digi launched the RealPort® COM port re-direction licensing program.

Digi International Reports Second Quarter Fiscal 2004 Results - Page 3

Third Quarter and Fiscal 2004 Guidance

Digi expects third quarter 2004 revenue to be in the range of $27 to $28 million and anticipates earnings per diluted share to be in the range of $0.07 to $0.09. For the full fiscal year 2004, Digi expects revenue to increase 5% to 7% over fiscal year 2003 revenue, compared to previous guidance of 2% to 7%. Digi is increasing its guidance for earnings per diluted share for fiscal 2004 to a range of $0.32 to $0.36, from the previously forecasted range of $0.30 to $0.34.

Stock Buy Back Authorization

Digi’s Board of Directors has authorized the company to purchase up to one million shares of its common stock from time to time in transactions on the open market or otherwise.

Digi International Reports Second Quarter Fiscal 2004 Results - Page 4

Digi International Inc.
Condensed Consolidated Statement of Operations
For the three months and six months ended March 31, 2004 and 2003
(In thousands, except per share and share amounts)
(Unaudited)

	Three months ended		Six months ended
	2004	2003	2004	2003
Net sales	$27,339	$25,511	$53,646	$51,039
Cost of sales	10,804	10,317	21,007	20,498

Gross profit	16,535	15,194	32,639	30,541
Operating expenses:
Sales and marketing	6,425	6,065	12,501	12,222
Research and development	4,453	3,684	8,964	7,830
General and administrative	1,923	2,295	3,862	4,340
Intangibles amortization	1,314	1,777	2,613	3,525
Restructuring	—	(134)	—	(266)

Total operating expenses	14,115	13,687	27,940	27,651

Gain from forgiveness of grant payable	—	—	—	67

Operating income	2,420	1,507	4,699	2,957
Other (expense) income, net	(6)	(94)	68	(78)

Income before income taxes and cumulative effect of accounting change	2,414	1,413	4,767	2,879
Income tax provision (benefit)	676	(1,091)	1,382	(695)

Income before cumulative effect of accounting change	1,738	2,504	3,385	3,574

Cumulative effect of accounting change	—	—	—	(43,866)

Net income (loss)	$1,738	$2,504	$3,385	$(40,292)

Net income (loss) per common share, basic:
Income before cumulative effect of accounting change	$0.08	$0.12	$0.16	$0.17
Cumulative effect of accounting change	—	—	—	(2.03)

Net income (loss) per common share, basic	$0.08	$0.12	$0.16	$(1.86)

Net income (loss) per common share, diluted:
Income before cumulative effect of accounting change	$0.08	$0.12	$0.16	$0.16
Cumulative effect of accounting change	—	—	—	(2.02)

Net income (loss) per common share, diluted	$0.08	$0.12	$0.16	$(1.86)

Weighted average common shares, basic	21,091,400	21,234,643	20,793,032	21,656,077

Weighted average common shares, diluted	21,999,881	21,314,533	21,641,908	21,700,439

Digi International Reports Second Quarter Fiscal 2004 Results - Page 5

Digi International Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$19,103	$17,228
Marketable securities	49,008	40,405
Accounts receivable, net	10,002	10,842
Inventories, net	10,211	10,437
Other	5,154	4,873

Total current assets	93,478	83,785

Property, equipment and improvements, net	19,250	19,888
Identifiable intangible assets and goodwill, net	22,827	23,603
Net deferred tax assets	4,924	4,224
Other	811	1,040

Total assets	$141,290	$132,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowing	$—	$1,983
Accounts payable	4,695	5,742
Accrued expenses and income taxes payable	17,839	18,250
Restructuring accruals	—	17

Total current liabilities	22,534	25,992

Net deferred tax liabilities	456	685

Total liabilities	22,990	26,677
Total stockholders’ equity	118,300	105,863

Total liabilities and stockholders’ equity	$141,290	$132,540

Digi International Reports Second Quarter Fiscal 2004 Results - Page 6

Digi International Inc.
Condensed Consolidated Statement of Cash Flows
For the three and six months ended March 31, 2004
(Unaudited)
(in thousands)

	Three months ended	Six months ended
	March 31, 2004	March 31, 2004
Operating activities:
Net income	$1,738	$3,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	638	1,295
Amortization of identifiable intangible assets and other assets	1,520	3,070
(Benefit) provision for inventory obsolescence	(97)	14
Tax benefit related to the exercise of stock options	1,084	1,618
Other	(95)	(123)
Changes in operating assets and liabilities	198	(1,519)

Total adjustments	3,248	4,355

Net cash provided by operating activities	4,986	7,740

Investing activities:
Purchase of held-to-maturity marketable securities, net	(12,499)	(8,603)
Contingent purchase price payments related to business acquisitions	—	(1,962)
Purchase of property, equipment, improvements and certain other intangible assets	(78)	(450)
Other	1	1

Net cash used in investing activities	(12,576)	(11,014)

Financing activities:
Payments on borrowings	(2,149)	(2,149)
Proceeds from stock option plan transactions	4,281	6,139
Proceeds from employee stock purchase plan transactions	—	335

Net cash provided by financing activities	2,132	4,325

Effect of exchange rate changes on cash and cash equivalents	357	824

Net (decrease) increase in cash and cash equivalents	(5,101)	1,875
Cash and cash equivalents, beginning of period	24,204	17,228

Cash and cash equivalents, end of period	$19,103	$19,103

Digi International Reports Second Quarter Fiscal 2004 Results - Page 7

Second Quarter Fiscal 2004 Conference Call Details

Digi invites all those interested in hearing management’s discussion of the quarter to attend our second fiscal quarter 2004 conference call, scheduled for Thursday, April 15, 2004, at 4:00 p.m. CT, either by phone or on the Web. Participants can access the call directly at 1-800-313-7413. International participants may access the call by dialing 212-676-5288. A replay will be available for one week following the call by dialing 402-977-9140 and entering the following access code when prompted: 21190817. Participants may also access a live web cast of the conference call through the investor relations section of Digi’s Web site, www.digi.com.

About Digi International

Digi International, based in Minneapolis, is the leader in Connectware and makes device networking easy by developing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s web site at www.digi.com, or call 800-344-4273 (U.S.) or 952-912-3444 (International).

Digi, Digi International, and the Digi logo are trademarks or registered trademarks of Digi International Inc. in the United States and other countries. All other brand names and product names are trademarks or registered trademarks of their respective owners.

Forward-looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates; rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2003 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or

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on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Digi International Contact	Investors Contact
S. (Kris) Krishnan	Ryan Daniels and John Nesbett
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY
212-825-3210
mail@investorrelationsgroup.com